CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement of Franklin Templeton Money Fund Trust on Form N-1A, File No. 033-88924, of our reports dated August 05, 2003 relating to the financial statements and financial highlights of Franklin Templeton Money Fund Trust and The Money Market Portfolios, which appear in the June 30, 2003 Annual Report to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
October 29, 2003